Exhibit 10.4

REAL GOODS SOLAR, INC. 2019 ONE-TIME SPECIAL DISCRETIONARY BONUS PLAN

POLICY PURPOSE & OBJECTIVE

The objective of this Real Goods Solar, Inc. 2019 One-time Special Discretionary Bonus Plan (this “Plan”) is to recognize the hard work and unwavering dedication of certain current employees of Real Goods Solar, Inc. (the “Company”) and members of the Board of Directors of the Company (the “Board”) over the past few years. The Company believes that a one-time special discretionary bonus is appropriate for keeping the Company going and reinventing it with POWERHOUSE.

This Plan explains the terms and conditions of any discretionary bonus distributable hereunder.

ELIGIBILITY

This Plan applies to all regular full-time employees and members of the Board who have been selected by the Company, in its sole discretion, and who have been with the Company through considerable lean and difficult times (each a “Participant”). In addition to the other terms and conditions set forth herein, employees who have been selected to receive a discretionary bonus pursuant this Plan must (i) be in good standing (i.e., not on a performance plan) at the end of the quarter for which the discretion bonus is being paid and on the date on which the discretionary bonus is paid, and (ii) the employee must be employed by the Company on the date on which the discretionary bonus is paid. If an employee is not in good standing at the end of the quarter for which a discretionary bonus is payable or on the date on which the discretionary bonus is payable, or the employee’s employment with the Company terminates for any reason prior to the date on which the discretionary bonus is paid, the employee shall not have earned and shall have no rights to receive, and the Company shall have no obligation to pay, the discretionary bonus to the employee. A recipient of a discretionary bonus under this Plan who is Board member must be a member of the Board as of the date on which the discretionary bonus is paid to the Board member. If the recipient ceases to be a Board member prior to the date on which a discretionary bonus is paid, the Board member shall not have earned and shall not be entitled to receive, and the Company shall not be obligated to pay, the discretionary bonus to the Board member.

TAXATION OF BONUS PLAN

All discretionary bonus payments under this Plan are subject to withholdings and deductions as required by applicable law.

AMOUNT AND TIMING OF PAYMENTS

The Company, in its sole discretion, shall determine whether any discretionary bonuses are payable for a given quarter and, if discretionary bonuses are payable, the amount of the discretionary bonuses payable hereunder to each Participant. Each discretionary bonus payable hereunder shall be paid as soon as administratively feasible following the end of the quarter to which the discretionary bonus relates, subject to the terms and conditions set forth herein, including, as applicable, the obligation of employees to be employed in good standing as of the end of the quarter to which the discretionary bonus applies and on the date on which the discretionary bonus is paid.

110 16th Street, Suite 300, Denver, CO 80202 | PH: 888.567.6527

Additional Terms

1.	Receipt of a discretionary bonus under this Plan for one quarter does not provide any right to any Participant to receive a discretionary bonus, of any amount, for any other quarter or ever again.

2.	The Company reserves the right to amend or terminate this Plan, in its sole discretion, at any time without the consent of any Participant or potential Participant.

3.	In no event does the establishment of this Plan, the provisions of this Plan, or any action of the Company or any Company officer with respect to this Plan confer upon any Participant, as applicable, the right to continued employment with the Company or to continue as a Board member or limit the right of the Company to terminate the Participant’s employment for any reason or no reason or discontinue the Participant’s service as a Board member.

4.	The discretionary bonuses payable under this Plan are intended to constitute short-term deferrals, within the meaning of Treasury Regulation Section 1.409A-1(b)(4), and to be exempt from the applicable requirements of the statutory provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations and other interpretive guidance issued thereunder (collectively “Code Section 409A”), and this Plan shall be construed and administered in accordance with such intent. No provision of this Plan shall be interpreted or construed to transfer any liability imposed on any Participant under the Code, including any liability due to a failure to comply with the requirements of Code Section 409A, from the Participant or any other individual to the Company or its subsidiaries, affiliates or successors. In the event the Company determines that any compensation payable hereunder may violate the applicable requirements of Code Section 409A, the Company (without any obligation to do so or obligation to indemnify any Participant for any failure to do so) may adopt, without the consent of any Participant, such amendments to this Plan or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation to either (a) be exempt from the requirements of Code Section 409A or (b) comply with the applicable requirements of Code Section 409A. Each payment payable hereunder shall be deemed to be a separate payment for purposes of Code Section 409A. Whenever a payment under this Plan specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and no Participant shall have any right (directly or indirectly) to determine the year in which such payment is made.

5.	The Company shall have the sole authority and discretion to construe and interpret this Plan, to correct any defect, omission or inconsistency in this Plan, and to make all determinations, decisions with respect to any discretionary bonus payable hereunder, and all such interpretations, corrections, determinations, and decisions shall be final and binding on all parties.

110 16th Street, Suite 300, Denver, CO 80202 | PH: 888.567.6527

6.	Any discretionary bonus payable hereunder is personal to the Participant. Any discretionary bonus payable hereunder and the Participant’s rights hereunder may not be transferred by gift or otherwise, or pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise, and are subject to forfeiture pursuant to the terms of this Plan. Any attempted disposition of any rights under this Plan in violation of this provision shall be null and void and of no legal effect, and the Company shall not recognize any purported transferee as the owner of any rights granted hereunder.

7.	In no event shall the Company set aside all or any portion of any discretionary bonus payable hereunder in trust for the exclusive benefit of any Participant. Any Participant’s rights to any payment hereunder shall be solely that of an unsecured general creditor of the Company.

8.	The laws of the State of Colorado, without regard to any conflicts of law provisions, shall govern the enforcement and interpretation of this Plan.

110 16th Street, Suite 300, Denver, CO 80202 | PH: 888.567.6527